Sentio Healthcare Properties, Inc.	FOR IMMEDIATE RELEASE

189 S. Orange Avenue, Suite 1700

Orlando, FL 32801

www.sentiohealthcareproperties.com

(407) 999-7679

Sentio Healthcare Properties Announces $150 Million Equity

Commitment from KKR

(ORLANDO, FL) February 11, 2013 – Sentio Healthcare Properties, Inc. (together with its subsidiaries, “Sentio” or the “REIT”), a real estate investment trust focused on healthcare-related real estate, today announced the signing of a definitive agreement with an affiliate of leading global investment firm Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates “KKR”). Subject to the terms of the agreement, KKR has committed to provide $150 million of convertible preferred equity to Sentio over the next two to three years.

KKR will invest with Sentio’s current shareholders in the REIT, including the existing portfolio. Proceeds will be used to fund new acquisitions, enabling Sentio to continue to expand its diversified portfolio of healthcare real estate while maintaining control over the execution of its investment strategy.

John Mark Ramsey, President and CEO of Sentio, commented, “We are very excited to have an industry leader like KKR as a long-term partner who can help us access new opportunities through its vast network of relationships. We believe KKR’s financial commitment and real estate and capital markets capabilities will complement Sentio’s industry expertise to help us drive meaningful shareholder value in the coming years.”

About Sentio Healthcare Properties, Inc.

Sentio Healthcare Properties, Inc. is a public, non-listed, real estate investment trust which invests exclusively in healthcare-related real estate, and is committed to delivering strong and reliable returns to investors. The Company features a diversified portfolio of senior housing and medical properties throughout the United States. Their portfolio offers diversity in many areas including asset type, geographic location, operators and payor mix. The REIT is led by a team of healthcare real estate industry veterans at Sentio Investments, LLC, the REIT’s advisor. Their core objective is to tailor a capital structure that complements the operating platform of developers and owner/operators, recognizing that each is unique in its approach and service to the healthcare industry. (www.sentiohealthcareproperties.com)

Forward-Looking Statements and Securities Act Legends

Certain statements in this release containing the words “believes,” “expects,” and similar words, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from results expressed or implied by forward-looking statements. Such factors include, among others: economic and business conditions, nationally and in regions in which Sentio will operate, relating to healthcare-related real estate; the availability of suitable investments at the relevant time; and whether all conditions to any drawdown of the committed funding can be satisfied at the relevant time. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Sentio disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

The securities referenced in this release have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release is not an offer to sell, or a solicitation of an offer to buy, any security.

Media Contact:

Martha R. Burn, 407-999-7679, ext. 113

mburn@sentioinvestments.com

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